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                                                                      Exhibit 99


                                ESCROW AGREEMENT

       This ESCROW AGREEMENT ("Agreement"), made and entered into as of __________, 2002, by and among McKINNON & COMPANY, INC., a Virginia corporation (the "Underwriter"), CAROLINA BANK HOLDINGS, INC., a North Carolina corporation ("CBHI"), and SUNTRUST BANK, a Georgia banking corporation (the "Escrow Agent").

                                R E C I T A L S:

       A. CBHI proposes to sell up to _________ shares (the "Shares") of CBHI's common stock, par value $1.00 per share (the "Common Stock"), to the public at a price of $_____ per share (the "Offering").

       B. CBHI has retained the Underwriter, as selling agent for CBHI on a best efforts basis, to sell the Shares in the Offering, and the Underwriter has agreed to sell the Shares as CBHI's selling agent on a best efforts basis in the Offering, the terms of which relationship are set forth in an Underwriting Agreement between CBHI and the Underwriter (the "Underwriting Agreement").

       C. The Underwriter will enter into agreements with other brokers/dealers (the "Selected Dealers" or individually, the "Selected Dealer") to assist in the sale of the Shares.

       D. The Escrow Agent is willing to hold the proceeds from the Offering in escrow pursuant to this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

       1. Establishment of the Escrow Account. The Underwriter and CBHI hereby appoint Escrow Agent to serve as escrow agent for purposes of the Underwriting Agreement, and Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions set forth in this Agreement.

       On or prior to the date of commencement of the Offering, the parties shall establish an account with the Escrow Agent, which escrow account shall be entitled "Carolina Bank Holdings, Inc. Escrow Account" (the "Escrow Account"). This Agreement is being executed and the Escrow Account is being established to, and the parties hereto will, comply with SEC Rule 15c2-4. The Underwriter shall provide instructions to the Escrow Agent to remit payment for the Shares by wire transfer of immediately available funds as follows:

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                            SunTrust Bank
                            ABA #061000104
                            Credit Account #9443001321
                            Account Name: Corporate Trust Division
                            Attention:  Emily J. Hare (804) 782-5400
                            FBO:  Carolina Bank Holdings, Inc.

       2. Escrow Period. The escrow period (the "Escrow Period") shall begin with the commencement of the Offering and shall terminate upon the Closing Date (as defined in Section 5 of this Agreement), or ___________, 2002, whichever first occurs. During the Escrow Period, CBHI is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited by the Escrow Agent shall become property of CBHI or any other entity, or be subject to the debts of CBHI or any other entity.

       3. Deposits into the Escrow Account. Funds received from purchasers by the Underwriter, or Selected Dealers shall be deposited in the Escrow
Account in compliance with SEC Rule 15c2-4. All money so deposited in the Escrow Account is hereinafter referred to as the "Escrow Funds".

       4. Delivery of Escrow Account Proceeds. Upon the Closing Date (as defined in Section 5 of this Agreement), the Underwriter and CBHI shall provide the Escrow Agent with written directions for the distribution of the Escrow Funds, and the Escrow Agent agrees to distribute the Escrow Funds pursuant to such written directions. If no direction is received on or before 5:00 p.m., __________, 2002 (unless such time shall be extended by written agreement of the Underwriter, CBHI and the Escrow Agent), the Escrow Agent shall return the Escrow Funds, without interest thereon, to the parties that made payments to the Escrow Account and this Agreement shall be of no further force or effect.

              As an additional consideration for and as an inducement for the Escrow Agent to act hereunder, it is understood and agreed that, in the event of any disagreement between the parties to this Agreement or among them or any other person(s) resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, the Escrow Agent shall make no delivery or other disposition of the Escrow Funds or any part of such Escrow Funds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties or any of such parties.

              The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Escrow Account or any part thereof or to otherwise act hereunder, as stated above, unless and until:

              (a) the rights of such parties have been finally sealed by binding arbitration or duly adjudicated in a court having jurisdiction of the parties and the Escrow Account; or

              (b) the parties have reached an agreement resolving their differences and have

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notified the Escrow Agent in writing of such agreement and have provided the
Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

              In the event of a disagreement between such parties as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Escrow Account and may take such other legal action as may be appropriate or necessary, in the opinion of the Escrow Agent. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

       5. Closing Date. The "Closing Date" shall be that date specified in the Underwriting Agreement. The Underwriter will notify the Escrow Agent of the Closing Date.

       6. Investment of Escrow Account. The Escrow Agent shall deposit all subscription funds it receives in the Escrow Account, which shall be a non-interest-bearing bank account at SunTrust Bank. The Escrow Funds in the Escrow Account shall not be invested.

              The Underwriter and CBHI each warrant to and agree with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Escrow Account; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Escrow Account; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Account or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrow Account.

       7. Compensation of Escrow Agent. The Underwriter shall pay the Escrow Agent a fee for its services hereunder in an amount equal to $750, which amount shall be paid on the Closing Date. In the event that the Offering is canceled for any reason, the Underwriter shall pay the Escrow Agent its fee within 10 days after all of the Escrow Funds have been refunded to the parties that made payment to the Escrow Account. In addition, the Underwriter agrees to pay to the Escrow Agent its further expenses incurred in connection with this Agreement, including but not limited to the actual cost of legal services in the event the Escrow Agent deems it necessary to retain counsel. Such expenses shall be paid to the Escrow Agent within 30 days following receipt by the Underwriter of a written statement setting forth such expenses. The Underwriter agrees that, in the event any controversy arises under or in connection with this Agreement or the Escrow Account or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Account, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses associated with such controversy or litigation. No such fee, expenses or any other monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

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       8.     Duties and Rights of the Escrow Agent. The foregoing agreements and obligations of the Escrow Agent are subject to the following provisions:

              (a) The Escrow Agent's duties hereunder are limited solely to the safekeeping of the Escrow Account and the delivery of the Escrow Account in accordance with the terms of this Agreement and no additional duties or obligations shall be implied hereunder. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely of a ministerial nature, and the Escrow Agent shall incur no liability whatsoever except for gross negligence or willful misconduct. The Escrow Agent shall have no duty with respect to the Shares.

              (b) The Escrow Agent is authorized to rely on any document believed by the Escrow Agent to be authentic in making any delivery of the Escrow Account or otherwise acting under this Agreement. It shall have no responsibility for the genuineness or the validity of any document or any other item deposited with it, and it shall be fully protected in acting in accordance with this Agreement or instructions received. The Escrow Agent shall in no event incur any liability with respect to any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder. Escrow Agent shall not be bound in any way by any agreement or contract between the Underwriter and CBHI, including the Underwriting Agreement, whether or not the Escrow Agent has knowledge of any such agreement or contract.

              (c) CBHI and the Underwriter hereby waive any suit, claim, demand or cause of action of any kind that they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the gross negligence or willful misconduct of the Escrow Agent.

              (d) The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this subsection, shall be furnished.

              The Underwriter and CBHI jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents and save the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Claims (as hereinafter defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against the Escrow Agent or any of such officers, directors, employees or agents as a result of or in connection with the Escrow Agent's capacity as such under this Agreement by any person or entity. For the purposes hereof, the term "Claims" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or

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indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of the Underwriter and CBHI, (b) the appointment of the Escrow Agent as escrow agent under this Agreement, or (c) the performance by the Escrow Agent of its powers and duties under this Agreement; and the term "Losses" shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys', accountants' and other professionals' fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an "Indemnified Party"), the Underwriter and CBHI jointly and severally agree to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Underwriter and CBHI jointly and severally agree to pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to either the Underwriter or CBHI. The Underwriter and CBHI hereby agree that the indemnifications and protections afforded Escrow Agent in this subsection shall survive the termination of this Agreement.

              (e) In order to induce and as partial consideration for the Escrow Agent's acceptance of this Agreement, the Underwriter and CBHI acknowledge that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and each represent, covenant and warrant to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any prospective subscribers for any of the Shares to the effect that Escrow Agent has investigated the desirability or advisability of investment in the Shares or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions or events contemplated in the offering documents for the Shares being used by the Underwriter or CBHI other than as the Escrow Agent under this Agreement. It is further agreed that no party shall in any way use the name "SunTrust Bank" or "SunTrust Banks, Inc." in any sales presentation or literature except in the context of the duties of the Escrow Agent as escrow agent of the offering of the Shares in the strictest sense. Any breach or violation of this subsection shall be grounds for immediate termination of the Agreement by the Escrow Agent.

              Without limitation to any release, indemnification or hold harmless provision in favor of the Escrow Agent as elsewhere provided in this Agreement, the Underwriter and CBHI jointly and severally covenant and agree to indemnify the Escrow Agent and its officers, directors, employees and agents and to hold the Escrow Agent and such officers, directors, employees and agents harmless from and against all liability, cost, losses and expenses, including but not limited to attorneys' fees and expenses which are suffered or incurred by the Escrow Agent or any such officer, director, employee or agent as a direct or indirect result of the threat or the commencement of any claim or proceeding against the Escrow Agent or any such officer, director, employee or agent based in whole or in part upon the allegation of a misrepresentation or an omission of a material or significant fact in connection with the sale or subscription of any one or more of the Shares. The Escrow Agent shall have no responsibility for approving or

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accepting on behalf of the Underwriter or CBHI any proceeds delivered to it hereunder, nor shall Escrow Agent be responsible for authorizing issuance of the Shares or for determining the qualification of any purchaser or the accuracy of the information contained in any offering documents for the Shares being used by the Underwriter or CBHI.

              (f) The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than 30 days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of a court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

              (g) The Escrow Agent will not be responsible for tax reporting of any income on the Escrow Account.

              9. Notices. All notices given hereunder will be in writing, served by registered or certified mail, return receipt requested, postage prepaid, or by hand-delivery, to the parties at the following addresses:

                                   To CBHI:

                                   Carolina Bank Holdings, Inc.
                                   2604 Lawndale Drive
                                   Greensboro, North Carolina 27408
                                   Attention:  Robert T. Braswell
                                   Telephone:  (336) 288-1898
                                   Facsimile:   (336) 286-5553

                                   To the Underwriter:

                                   McKinnon & Company, Inc.
                                   555 Main Street, Suite 1212
                                   Norfolk, Virginia 23510
                                   Attention: William J. McKinnon, Jr.
                                   Telephone: (757) 623-4636
                                   Facsimile: (757) 623-1560

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                                   To the Escrow Agent:

                                   SunTrust Bank
                                   Corporate Trust Department
                                   919 East Main Street
                                   Richmond, Virginia 23219
                                   Attention: Emily J. Hare
                                   Telephone:  (804) 782-5400
                                   Facsimile:  (804) 782-7855

       10.    Miscellaneous.

              (a) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

              (b) If any provision of this Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

              (c) This Agreement shall be governed by the applicable laws of the Commonwealth of Virginia.

              (d) This Agreement may not be modified except in writing signed by the parties hereto.

              (e) All demands, notices, approvals, consents, requests and other communications hereunder shall be given in the manner provided in this Agreement.

              (f) This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

              (g) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous writings, understandings, agreements, solicitation documents and representations, express or implied. By execution of this Agreement, the Escrow Agent shall not be deemed or considered to be a party to any other document, including the Underwriting Agreement.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names, all as of the date first above written.

                                   MCKINNON & COMPANY, INC.


                                   By:__________________________________________
                                          William J. McKinnon, Jr.
                                          President


                                   CAROLINA BANK HOLDINGS, INC.


                                   By:__________________________________________
                                          Robert T. Braswell
                                          President


                                   SUNTRUST BANK


                                   By:__________________________________________
                                          Emily J. Hare
                                          Trust Officer

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